Exhibit 99.1

Media Contact: Scott Earle 206-233-2070 scott.earle@tgcoffee.com

TC GLOBAL, INC. VICE PRESIDENT RON GAI RESIGNS

TO PURSUE ANOTHER CAREER OPPORTUNITY

Seattle, Wash. – February 11, 2011 – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today announced that Ron Gai has resigned from his position as Vice President of Franchise and Licensing to pursue another career opportunity. Gai originally joined Tully’s in 2002 to help develop the wholesale coffee division of the company.

Gai will step down effective February 11, 2011. Tully’s has not announced a replacement at this time.

“Ron has been a valuable member of the Tully’s family for nearly nine years, and was instrumental in building the wholesale coffee division of the company,” said Carl Pennington, President and Chief Executive Officer. “While we’ll all miss Ron and his tremendous personality and passion for Tully’s, we respect his decision to leave the company to pursue other opportunities with a wholesale company.”

About TC Global Inc.

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at 545 branded retail locations globally. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S. in Seattle, WA. For more information: (800) MY-TULLY or www.tullyscoffeeshops.com.

# # #